Calculation of Filing Fee Tables
Rule 424(i)
Invesco CurrencyShares Swiss Franc Trust
#	Data Element	Values
1.	Name of the issuer	Invesco CurrencyShares Swiss Franc Trust
2.	Business address of Issuer	C/O INVESCO SPECIALIZED PRODUCTS , 3500 LACEY ROAD, SUITE 700 , DOWNERS GROVE , IL 60515
3.	Securities Act file number(s) of the registration statement(s) associated with the offering	333-280631
4.	If applicable, the date on which the issuer ceased operations or was deemed to cease operations, pursuant to Rule 456(d)(4)	NA
5.	Last day of the fiscal year for the issuer for which the prospectus is filed	12/31/2025
Calculation of Registration Fee:
6.	Name of the securities for which the prospectus is filed	Swiss Franc Shares
7.	Aggregate sale price of securities sold during the fiscal year	$ 397,913,228.00
8.	Aggregate redemption or repurchase price of securities redeemed or repurchased during the fiscal year	$ 173,703,094.00
9.	Aggregate redemption or repurchase price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not used previously to reduce registration fees payable to the Commission	$ 106,798,429.61
10.	Net sales amount	$ 117,411,704.39
11.	Amount of redemption credits available for use in future years to offset sales	$ 0.00
12.	Fee Rate (multiplier for determining registration fee)	0.0001381
13.	Registration fee due (exclusive of any interest due)	$ 16,214.56
14.	Fee Note
Fees Summary:
15.	Total Registration Fees (exclusive of any interest due)	$ 16,214.56
16.	Interest due pursuant to Rule 456(d)(5) if the prospectus is being filed more than 90 days after the end of the issuer's fiscal year	$ 0.00
17.	Total amount of registration fee due, including any interest due, if the prospectus is being filed more than 90 days after the end of the issuer's fiscal year	$ 16,214.56
18.	Total Fee Offsets	$ 16,214.56
19.	Net amount of registration fee due (including any interest due if the prospectus is being filed more than 90 days after the end of the issuer's fiscal year) after offsets	$ 0.00
457(p) Fee Offset Claims ☐Not Applicable
18.a Name of the registrant that filed the earlier registration statement from which the filing fee is offset	18.b File Number of the earlier registration statement from which the filing fee is offset	18.c Initial filing date of the earlier registration statement	18.d Amount of the previously paid filing fee to be offset against the currently due filing fee	18.e Amount of unsold Securities Associated with Fee Offset Claimed	18.f Amount of unsold Aggregate Offering Amount Associated with Fee Offset Claimed
Invesco CurrencyShares Swiss Franc Trust	333-227848	10/15/2018	$ 16,214.56	4,500,000	$ 63,739.46
18.g Statement that the registrant has: (i) Withdrawn the prior registration statement; or (ii) Terminated or completed any offering that included the unsold securities associated with the claimed offset under the prior registration statement	Pursuant to Rule 457(p) under the Securities Act, when registration fees become due under Rule 456(d), the registration fee for the Shares will be partially offset by the registration fee associated with unsold securities registered pursuant to that certain registration statement on Form S-1 (File No. 333-227848) filed by the Trust on October 15, 2018 (the "Prior Registration Statement"). A registration fee of $169,971.90 was paid in connection with the registration pursuant to the Prior Registration Statement of 8,450,000 Shares, of which 4,500,000 remained unsold as of market close on August 16, 2021, and for which a filing fee of $63,739.46 was previously paid with respect to the unsold Shares. As a result, the following amount (which reflects reductions for any amounts used to offset fees owed in prior years) will be applied to partially offset filing fees due under Rule 456(d) as they become due.